Exhibit 99.1

News Release
For Immediate Release
GenCorp Announces Executive Changes

SACRAMENTO, Calif. – July 27, 2009 – GenCorp Inc. (NYSE: GY) announced today the following senior management changes:

Effective immediately, John Joy has joined the Company as vice president and treasurer of GenCorp.  Mr. Joy will replace William M. Lau, who has left the Company to pursue other interests. Mr. Joy comes to the Company with a twenty-four year finance background. Most recently Mr. Joy was vice president, treasury and finance for Aviza Technology, a designer and manufacturer in the semiconductor industry. Mr. Joy has also served as vice president, treasury and tax for Maxtor Corporation; and assistant treasurer and director of global treasury operations for Flextronics International. Mr. Joy received his Bachelor of Science in Accounting from Pepperdine University.

Effective August 1, 2009, Elizabeth Zacharias will assume the role of Aerojet’s vice president, human resources.  Ms. Zacharias will replace Bryan P. Ramsey, who is leaving to pursue other opportunities. Ms. Zacharias has over twenty years of human resources experience including seven years with Aerojet, most recently as director, compensation and staffing.  Ms. Zacharias background includes executive-level positions at a high-tech and media consulting firm, and various human resource positions during eleven years at Electronic Data Systems. Ms. Zacharias received her Bachelor of Science in Finance from California State University, Sacramento.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, chief financial officer 916.355.2361
Media: Linda Cutler, vice president, corporate communications  916.351.8650